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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-86499

            SUPPLEMENT TO PROXY STATEMENT OF CAPITAL RE CORPORATION/
               PROSPECTUS OF ACE LIMITED, DATED SEPTEMBER 3, 1999

   Due to technical difficulties, the accompanying proxy statement/prospectus and form of proxy are first being mailed on September 8, 1999. In addition, the special meeting of Capital Re Corporation's stockholders to vote on the merger between Capital Re and ACE Limited has been rescheduled to 10:00 a.m. on Thursday, October 7, 1999 and will be held at the offices of Capital Re, 1325 Avenue of the Americas, New York, New York. Except as provided above, there are no other changes to the information contained in the proxy statement/prospectus.